Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 18, 2016, relating to the consolidated financial statements of Nemus Bioscience, Inc. and Subsidiary (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Nemus Bioscience, Inc. for the years ended December 31, 2015 and 2014 and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Orange County, California

November 22, 2016